UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): February 23, 2015

TARGETED MEDICAL PHARMA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-53071	20-5863618
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2980 BEVERLY GLEN CIRCLE, SUITE 301
LOS ANGELES, CA 90077
(Address of principal executive offices)

(310) 474-9808
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On February 23, 2015, Targeted Medical Pharma, Inc. (the “Company”), entered into an unsecured Promissory Note, pursuant to which the Company received the principal amount of $1.2 million, from Shlomo Rechnitz (the “Lender”). The Promissory Note accrues interest at 4% per annum, throughout its term, and has a maturity date of February 22, 2017. Principal and interest on the Promissory Note is payable in monthly installments of $52,109.91, beginning on March 22, 2015, and continuing until February 22, 2017. The loan closed on February 24, 2015. The Company plans to use the proceeds of the loan for working capital and general corporate purposes.

The Promissory Note contains customary events of default. In addition, the Promissory Note provides that an event of default shall occur if (i) David S. Silver, MD ceases to serve as an employee of the Company under certain circumstances or (ii) William E. Shell, MD returns as an employee of the Company. Upon the occurrence and continuance of an event of default, the Lender may declare the outstanding amount due and payable and exercise other rights and remedies.

The foregoing description of the Promissory Note is only a summary, does not purport to be complete and is qualified in its entirety by reference to the complete text of the Promissory Note, which is filed hereto as Exhibit 10.1, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arragement of a Registrant. Unregistered Sales of Equity Securities

The information called for by this item is contained in Item 1.01 above, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits

10.1     Promissory Note dated February 23, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2015

TARGETED MEDICAL PHARMA, INC.

By:	/s/ William B. Horne
Name:	William B. Horne
Chief Financial Officer

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